
                                             Bancorp Hawaii, Inc.
               Exhibit 11 - Statement Regarding Computation of Per Share Earnings
                                     Three Months Ended March 31



                                                             Fully
                                           Primary          Diluted
                                          -----------      -----------
1995
- ----
Net Income                                $28,248,000      $28,248,000
                                          ===========      ===========

Daily Average Shares Outstanding           41,844,805       41,844,805
Shares Assumed Issued for Stock Options       292,933          342,317
                                          -----------      -----------
                                           42,137,738       42,187,122
                                          ===========      ===========

Earnings Per Common Share and
  Common Share Equivalents                      $0.67            $0.67
                                          ===========      ===========


1994
- ----
Net Income                                $34,392,000      $34,392,000
                                          ===========      ===========

Daily Average Shares Outstanding           42,467,686       42,467,686
Shares Assumed Issued for Stock Options       476,025          490,705
                                          -----------      -----------
                                           42,943,711       42,958,391
                                          ===========      ===========

Earnings Per Common Share amd Common
   Share Equivalents                            $0.80            $0.80
                                          ===========      ===========

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